                                                                    EXHIBIT 12.1

                          MRS. FIELDS AND PREDECESSORS
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                       The Original Cookie Company,
                                                                           Incorporated and the
                                          Mrs. Field Inc.                 Carved-out Portion of
                                         and Subsidiaries                 Hot Sam Company, Inc.
                                   -----------------------------     --------------------------------
                                                      DECEMBER                          DECEMBER
                                         FISCAL       31, 1995             FISCAL       31, 1995
                                       YEAR ENDED     THROUGH            YEAR ENDED      THROUGH
                                        DECEMBER     SEPTEMBER            DECEMBER      SEPTEMBER
                                        30, 1995      17, 1996            30, 1995       17, 1996
                                   -----------------------------     --------------------------------
 Earnings:
  Net loss.......................     $  (2,368)  $  (2,304)             $  (2,096)     $  (5,645)
       Add: Income taxes.........           241         205                    263              -
  Fixed charges..................            51          80                  4,268          2,828
                                      ---------   ---------              ---------      ---------
     Total loss..................     $  (2,076)  $  (2,019)             $   2,435      $  (2,817)
                                      =========   =========              =========      =========

     Fixed charges:
           Total fixed charges...     $      51   $      80              $  4,268       $   2,828
                                      =========   =========              ========       =========

 Ratio of earnings to
            fixed charges(a).....             -           -                 0.57x               -
                                      =========   =========              ========       =========
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 (a) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (whether paid or accrued and net of debt premium amortization), including the amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, letter of credit commissions, fees or discounts and the product of all dividends and accretion on mandatorily redeemable preferred stock multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the current combined federal, state and local statutory tax rate.

                                                           MRS. FIELDS' HOLDING COMPANY, INC.
                                               ---------------------------------------------------
                                                 SEPTEMBER     FISCAL      FISCAL        FISCAL
                                                 18, 1996       YEAR        YEAR          YEAR
                                                 THROUGH        ENDED       ENDED         ENDED
                                                DECEMBER 28,  JANUARY 3,  JANUARY 2,    JANUARY 1,
                                                   1996         1998        1999          2000
                                               ---------------------------------------------------
   Earnings:
       Income before provision for
             income taxes..................     $   3,922      $  475      $(20,734)    $(13,673)
       Fixed charges.......................         1,737       8,031        15,677       24,342
       Exclude pref. dividends.............            --        (306)         (444)        (305)
          Full minority interest loss......            --        (138)          (11)         (22)
                                                ---------      ------      --------     --------
             Total earnings  ..............     $   5,659      $8,062      $ (5,512)    $ 10,342
                                                =========      ======      ========     ========

     Fixed charges:
       Interest expense  ..................     $   1,737      $7,527      $ 14,946     $ 23,842
          Preferred stock dividends as
             adjusted......................            --         504           731          500
                                                ---------      ------      --------     --------

             Total fixed charges...........     $   1,737      $8,031      $ 15,677     $ 24,342
                                                =========      ======      ========     ========

   Ratio of earnings to fixed charges(a)...         3.26x        1.01x        (0.36)x        .42x
                                                =========      ======      ========     ========
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